Exhibit 2.1

AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 3 to the Agreement and Plan of Merger is entered into as of June 24, 2026 by and among Cayson Acquisition Corp., a Cayman Islands exempted company (“Cayson”), Mango Financial Group Limited, a Cayman Islands exempted company (“MFG”), North Water Investment Group Holdings Limited, a British Virgin Islands business company (“North Water”), and Mango Temp Limited, a Cayman Islands exempted company (“Merger Sub”). Each of Cayson, MFG, North Water and Merger Sub are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of July 11, 2025 and amended on September 11, 2025 and April 14, 2026 (as amended and as may be amended from time to time, the “Original Agreement”), which, among other things, provides for the merger of Merger Sub with and into Cayson; and

WHEREAS, the Parties desire to amend certain terms of the Original Agreement as set forth below;

WHEREAS, Section 9.7 of the Original Agreement provides that the Original Agreement may be amended by written agreement executed and delivered by the Parties;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 8.1(b) of the Original Agreement. Section 8.1(b) of the Original Agreement is hereby amended to add the following additional definition:

“(b) by written notice from the Company or the SPAC, if the Closing shall not have occurred on or prior to March 23, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;”

2. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

3. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

4. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

5. Miscellaneous. The provisions of Article IX (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

CAYSON ACQUISITION CORP

By:	/s/ Yawei Cao
Name:	Yawei Cao
Title:	Chairman and CEO

MANGO FINANCIAL GROUP LIMITED

By:	/s/
Name:
Title:

MANGO TEMP LIMITED

By:	/s/
Name:

NORTH WATER INVESTMENT GROUP HOLDINGS LIMITED

By:	/s/
Name: